Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Aveanna Healthcare Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Secondary Offering of Common Stock, par value $0.01 per share	Rule 457(c)	54,431,349 (1)	$5.34(2)	$290,663,403.66	$147.60 per $1,000,000.00	$42,901.92

Fees to be Paid	Equity	Primary Offering of Common Stock, par value $0.01 per share	Rule 457(o)	(3)	(3)	(3)	(3)	(3)

Fees to be Paid	Debt	Debt Securities	Rule 457(o)	(3)	(3)	(3)	(3)	(3)

Fees to be Paid	Equity	Warrants		(3)	(3)	(3)	(3)	(3)

Fees to be Paid	Other	Rights	Rule 457(o)	(3)	(3)	(3)	(3)	(3)

Fees to be Paid	Other	Units	Rule 457(o)	(3)	(3)	(3)	(3)	(3)

Fees to be Paid	Unallocated (Universal) Shelf	(3)	Rule 457(o)	(3)	(3)	$400,000,000	$147.60 per $1,000,000.00	$59,040.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	—	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$690,663,403.66		$101,941.92

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$101,941.92

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (“common stock”), of Aveanna Healthcare Holdings Inc., that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on the Nasdaq Global Select Market on September 4, 2024.

(3)

Pursuant to Instruction 2(A)(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price up to $400,000,000.00. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional securities that may be offered or become issuable in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.